PRESS RELEASE

FOR IMMEDIATE RELEASE:
----------------------

                 STEEL PARTNERS II BEGINS CASH TENDER OFFER FOR
                    BAIRNCO CORPORATION FOR $12.00 PER SHARE

     New York, NY - June 22, 2006 - Steel Partners II, L.P. ("Steel"), which owns an aggregate of 1,110,200 shares or approximately 15.5% of the common stock of Bairnco Corporation (NYSE:BZ; "Bairnco") announced today that BZ Acquisition
Corp., a wholly-owned subsidiary of Steel, has commenced a cash tender offer to purchase all of the outstanding shares of Bairnco for $12.00 per share.

     The offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Thursday, July 20, 2006, unless the offer is extended.

     The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of shares, which, together with the shares then owned by Steel and its subsidiaries
(including BZ Acquisition Corp.), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 and (iii) Steel being satisfied that Section
203 of the Delaware General Corporation Law is inapplicable to the offer and the potential merger with Bairnco thereafter. The offer is not subject to or conditioned upon any financing arrangements.

     MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE
OFFER TO BUY BAIRNCO'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO
PURCHASE AND RELATED MATERIALS THAT STEEL WILL FILE WITH THE SECURITIES AND
EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE
THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE
OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED
MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT
WWW.SEC.GOV OR FROM STEEL BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT
(800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA EMAIL AT
TENDEROFFER@MACKENZIEPARTNERS.COM.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others: the willingness of Bairnco stockholders to tender their shares in the tender offer and the number and timing of shares tendered; the receipt of third party consents to the extent required for the acquisition; and satisfaction of the various closing conditions. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in
Bairnco's periodic reports and registration statements filed with the Securities and Exchange Commission. Steel undertakes no obligation to update information contained in this release.